FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Mt. Vernon Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)
1	FID GROWTH COMPANY FUND	30-Apr-04	05-May-04	Intersections Inc.	6,250,000	$106,250,000	$17.00	5,700	$96,900	DEUTSCHE BANK SECURITIES INC	Lazard Freres & Co LLC	Stephens Inc	Suntrust Robinson-Humphrey
3	FID NEW MILLENNIUM FUND	30-Apr-04	05-May-04	Intersections Inc.	6,250,000	$106,250,000	$17.00	800	$13,600	DEUTSCHE BANK SECURITIES INC	Lazard Freres & Co LLC	Stephens Inc	Suntrust Robinson-Humphrey